Exhibit 23.2 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Carver Bancorp, Inc.:

We consent to incorporation by reference in the annual report on Form 10-K of Carver Bancorp, Inc. and subsidiaries of our report dated June 29, 2006, except for the consolidated statements of cash flows and note 1 on restatement as to which the date is February 28, 2007 relating to the consolidated statements of financial condition of Carver Bancorp, Inc. and subsidiaries as of March 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2006, which report appears in the March 31, 2006 annual report on Form 10-K/A of Carver Bancorp, Inc. and subsidiaries.

Our report refers to the restatement of the consolidated statements of cash flows for each of the years in the three-year period ended March 31, 2006.

/s/ KPMG LLP

New York, New York

February 28, 2007